Exhibit 10.1

                      June 1, 2009

MKM Opportunity Master Fund, Ltd.
MKM SP1, LLC
c/o MKM Capital Advisors, LLC
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attn:                      Mr. David Skriloff, Portfolio Manager

Steven Posner Irrevocable Trust u/t/a dated June 17, 1965
10800 Biscayne Boulevard, Suite 350
Miami, Florida 33161

Gentlemen:

This letter sets forth certain agreements involving Hague Corp., a Nevada corporation (“Hague”), and its wholly-owned subsidiary, Solterra Renewable Technologies, Inc., a Delaware corporation (“Solterra”), on the one hand, and MKM Opportunity Master Fund, Ltd., MKM SP1, LLC and Steven Posner Irrevocable Trust, on the other hand (collectively, the “Noteholders”), as it pertains to the Noteholders’ 8% senior secured convertible debentures (and related security interests) in the aggregate principal amount of $1.5 million (the “Notes”), as more fully outlined below.

1.           (a)           The Noteholders will give Hague and its guarantor, Solterra, a 120-day standstill period from the date hereof (the “Standstill Period”), pursuant to which the Noteholders shall not pursue any of their rights under the Notes, Security Agreements, Guarantee, Pledge Agreement and other related Transaction Documents, as those terms are defined in the Securities Purchase Agreement, dated November 4, 2008. If Solterra cannot raise at least $2.0 million by the end of the Standstill Period, then the Noteholders’ existing rights and remedies shall go back into full force and effect.  Hague and Solterra acknowledge that the Noteholders have no obligation to make any capital contributions or raise any capital or do anything further from the date hereof to or for Hague or any of its subsidiaries.

(b)           In consideration for the Noteholders not taking any action during the Standstill Period, Hague shall issue to the Noteholders warrants to purchase an aggregate of 1,000,000 shares of Hague common stock at an exercise price of $0.25 per share for a period of 18 months, with cashless exercise provisions which shall apply in the event no registration statement as to those warrant shares is effective at the time of exercise.

(c)           Hague acknowledges and agrees that the 2,000,000 freely-tradable shares of Hague common stock held by Steven Posner, which were acquired in January 2009 in a private transaction with a third party, are legally issued, fully paid and non-assessable, and are not subject to forfeiture or cancellation by Hague or, to its knowledge, any other party.

(d)           Promptly following the execution of this letter agreement, Oceanus Capital LLC agrees to transfer and surrender to Hague, through Greenberg Traurig, LLP, (and Hague agrees to redeem and cancel) 2,350,000 shares of Hague common stock, which it acquired since the completion of the Hague “reverse merger.”  As consideration for such transfer, and participation in the transactions contemplated in this letter agreement, Hague shall issue to Oceanus Capital LLC 2,350,000 “unregistered” shares of Hague common stock, each bearing an appropriate restrictive legend, which shall be duly authorized, legally issued, fully paid, non-assessable and binding obligations of Hague.  If and to the extent Oceanus Capital LLC, Richard Chancis and/or Scott Koch receive or purchase shares of Hague common stock from any third party after the date hereof, Oceanus Capital LLC, Richard Chancis and/or Scott Koch, as the case may be, will transfer and surrender such shares to Hague for “unregistered” shares of Hague common stock, each bearing an appropriate restrictive legend, exchanged on a one-for-one basis.

(e)           Sound Capital, Inc. represents to the Company that it has pledged 440,000 shares of Hague common stock to a third party. Sound Capital, Inc. agrees not to publicly sell or otherwise transfer or assign these 440,000 shares (except pursuant to the terms of the Pledge Agreement) for a period of 120 days from the date hereof.

(f)           The warrants and shares being issued hereunder are issued irrevocably, notwithstanding any termination of this letter agreement pursuant to the terms of Section 13 below.

2.           Phoenix Alliance Corp. will use its best efforts to raise up to $10.0 million for Solterra through the sale of Common Stock and Warrants (the “Private Offering”) and/or Sthe receipt of grants for Solterra during the Standstill Period.  Any Private Offering by Solterra with terms that value Solterra (on a pre-money basis) at less than $7.0 million shall require the prior consent of the Noteholders.  Likewise, any private placement by Hague during the Standstill Period with terms that include a common stock price of less than $0.20 per share, or warrant exercise price of less than $0.20 per share (or similar convertible, exercisable or exchangeable security with a price or implied price of less than $0.20 per share), whether on the face of such securities or pursuant to any reset, adjustment or other price protection provision, shall require the prior consent of the Noteholders.  The Noteholders shall have no obligation to invest in the Private Offering by Solterra or any private placement by Hague.

3.           During the Standstill Period, at such time as the Solterra financing described in Section 2 above successfully raises at least $2.0 million from the sale of securities pursuant to the Private Offering and/or the receipt of grants, then the Noteholders shall be provided with a 10-day written notice (sent by confirmed e-mail, fax or overnight courier) disclosing that at least $2.0 million has been received and stating Hague’s intention to retire the principal amount of the Notes and accrued interest thereon. The Noteholders, during this 10-day time period, shall each have the opportunity to convert their Notes in Hague by moving the Notes in their entirety down to Solterra and converting the principal amount of the Notes and accrued interest thereon in their entirety into common stock of Solterra at a 25% discount to the Private Offering common stock price per share, and receiving a proportional number of warrants and/or any other securities sold in the Private Offering at a similar discount, pursuant to which the $2.0 million is raised (ignoring the terms under which any monies are received pursuant to grants in which no equity securities are issued).  [Note: the word proportional is to be based upon the terms of the private placement. This means if the investors in the private placement offering receive one warrant for every share purchased, then the Noteholders can receive one share and one warrant upon conversion. If the investors in the private placement offering receive one warrant for every two shares of common stock purchased, then proportional means that for every two shares received upon conversion of the notes, the Noteholders will receive one warrant.] Immediately following the 10-day notice period, if any of the Noteholders do not otherwise accept such offer, or immediately following an earlier response rejecting the opportunity to convert the principal amount of their Notes and accrued interest thereon in their entirety, Hague or Solterra shall pay in cash the full outstanding principal balance of the Notes and accrued interest thereon to such Noteholders. In such event, all the rights under the Transaction Documents and this letter agreement shall terminate; however, the Noteholders shall continue to own their existing common stock in Hague and the warrants granted under Section 1 above.  During the Standstill Period, no interest shall be paid (but will be accrued) to the Noteholders by Hague. If Solterra does not successfully raise at least $2.0 million from the sale of securities pursuant to the Private Offering and/or receipt of grants during the Standstill Period, then Hague shall have seven (7) business days following the termination of the Standstill Period to deliver all accrued and unpaid interest to the Noteholders in accordance with the terms of the Transaction Documents. In the event of conversion, all shares of common stock and warrants will be rounded up or down to the nearest whole number.

4.           At the option of Solterra, Phoenix Alliance Corp. and/or its designees will invest up to $400,000 into Solterra upon the execution of this letter agreement.  These investments will be in the form of a Convertible Note, convertible at a 50% discount to the Private Offering common stock price per share without any value being attributable to the warrants. [Note: In the event that a portion of the $2.0 million is raised from equity grants, then the parties shall ignore the terms under which any monies are received pursuant to grants in which no equity securities are issued]. These Notes will be subordinated to the rights of the Noteholders.

5.           Isaac Horton shall resign from Hague’s Board upon the execution of this letter agreement and the Board shall replace him, if requested by the Noteholders, with David Skriloff. Mr. Horton shall not seek the vote of other Board members for him to remain on Hague’s Board by contacting other board members.  Solterra has agreed to consider adding Mr. Horton as a member of its Board of Directors, in the discretion of Stephen Squires, at such time as the Noteholders convert the principal amount of the Notes and accrued interest thereon into securities of Solterra in accordance with Section 3 above.

Hague has received an estimate of $39,000 for directors and officers liability insurance per year. However, the condition of obtaining same is that Hague must have cash (or equivalents) of at least $250,000 in the bank at the time that the policy is issued. As promptly as Hague satisfies the foregoing conditions, Hague will obtain and maintain in force, for a period of at least three years, a directors and officers liability insurance policy in an amount of not less than $2.0 million.  Additionally, Hague shall indemnify Mr. Skriloff (should he join the Board) to the fullest extent allowed by Nevada law (as it now exists and as may be amended).

6.           On or before Solterra’s acceptance of the Private Offering, it shall assign its License Agreement with Rice University to Hague and it shall obtain the written permission of Rice University if required by the agreement. Simultaneously, Hague shall grant Solterra the exclusive worldwide right under the Rice License Agreement to purchase the quantum dots for solar purposes, including the right to grant sublicenses. Hague shall be the sole supplier of the quantum dots to Solterra and to its sublicensees.  Solterra shall pay a licensing fee to Hague in an amount necessary to retire the Notes (principal and accrued but unpaid interest) in full (unless the Noteholders agree to have Solterra assume these obligations from Hague and convert into common stock in accordance with Section 3), plus the sum of $1.0 million.  It is understood that Solterra will be the solar sub and Hague shall produce and sell the quantum dots and shall have the right to grant sublicenses for all other purposes.  Solterra is currently in discussions with a non-affiliated party for the grant of money in an amount to be negotiated and for possible additional financing.  The rights of Hague and Solterra will be subject to the final agreements and understandings with this non-affiliated party, including any rights of first refusal granted to it.  During the Standstill Period and thereafter, except as outlined above, Hague shall not transfer and/or sell any of its assets without the express prior written consent of the Noteholders, unless the Notes have been repaid or converted in accordance with Section 3 above. Nothing contained herein shall be construed to prohibit Hague or Solterra from licensing its Intellectual Property or selling its quantum dots in a business unrelated to solar to third parties in arm’s-length transactions.

7.           Hague has a contract with Arizona State University pursuant to which certain technology is being developed at a cost of approximately $845,000. This technology will remain with Hague.

8.           Solterra will remain a wholly-owned operating subsidiary and its operations will be maintained as they currently exist until it receives the proceeds from the Private Offering, which may consist of funds of less than $2.0 million. It may also receive grants of money irrespective of amount.

9.           Upon conversion of the Noteholders’ Notes into Solterra common stock or the repayment of the Notes in full, the following shall occur: (i) all security interests, registration rights and other such rights and obligations of the Noteholders (as noteholders only and in no other capacity) shall be terminated, (ii) Richard Patton and, if elected Mr. Skriloff, shall resign from the Board of Directors of Hague, and (iii) the Noteholders, Hague and Solterra shall exchange general releases which shall pertain to all past actions of the Noteholders, as Noteholders, stockholders or security holders in Hague or Solterra, as the case may be. The intent here is that all past causes of action that the Noteholders may allegedly have as Noteholders or stockholders shall be extinguished.

10.           The Hague Board shall agree, commencing upon the execution of this letter agreement, to hold board meetings no less frequently than monthly, until the completion of the Private Offering and/or grants of at least $2.0 million. During this time period, Stephen Squires will direct Hague’s Chief Financial Officer to provide to each Board member monthly budgets (including cash receipts), copies of all agreements and summaries of all transactions being negotiated, any operating plans, settlements of trade or other debt, financial statements, changes in customer, vendor or employment relationships, and press releases and other public communications, among other matters.  It is further agreed that Hague shall adopt a “Directors Manual: Public Corporation Governance and Guidelines,” which includes a Code of Business Ethics, in the form customarily adopted by smaller public companies and comply with all applicable provisions of the Sarbanes-Oxley Act of 2002.

11.           After the completion of Solterra’s financing efforts, it will endeavor to become an independent public entity through a self-directed offering. Solterra’s Board will be expanded to include additional directors. Mr. Squires will remain Chief Executive Officer of one of these two companies with a new Chief Executive Officer to be identified and hired on commercially reasonable terms to run the other company. Mr. Squires shall serve as Chairman of the Board of Directors of the company in which he is Chief Executive Officer and he shall serve as a director of the other company. In the interim, until a new Chief Executive Officer is found for the company in which he chooses not to serve as Chief Executive Officer, he will serve as interim Chief Executive Officer until his replacement is hired.

12.           Upon execution of this letter agreement, the parties will agree on a mutually acceptable  press release and the filing of a Form 8-K.

13.           The provisions of this letter agreement (except as specified in the second paragraph of Section 1 of this letter agreement) shall automatically terminate and be of no further force and effect ab initio, as if this agreement never took place or upon the happening of one of the following events: (a) the entry of an order for relief against Hague or Solterra (or equivalent thereof) in any case under title 11 of the United States Code (or in connection with any case or proceeding involving Hague or Solterra under any state or federal insolvency law, (b) if Hague or Solterra fails to make any required payments, under the terms of its agreements with Rice University or Arizona State University, but only where either university notifies Hague or Solterra that it is in default and that all opportunities to cure the default have past, or (c) upon a material default (breach) of this letter agreement by Hague or Solterra and after being given written notice of such default and at least five business days opportunity to cure the default.

14.           During the term hereof, Hague, Solterra and the Noteholders hereby agree (a) to implement this letter agreement in good faith and (b) not engage in any activities that will in any way impair achieving and implementing a restructuring of the Hague and Solterra businesses and the repayment or conversion of the indebtedness under the Noteholders’ Notes.  The relationship of the Noteholders, as lenders, and Hague and Solterra, as borrowers, is strictly that of a creditor and debtor.  The Noteholders are not partners or joint venturers with Hague or Solterra, nor do the Noteholders have any fiduciary duties with respect to Hague or Solterra.

15.           Each party agrees to be responsible for its own expenses in connection with the transaction contemplated hereby.

16.           This letter agreement may not be amended or modified except in writing.  This letter agreement and all exhibits hereto represent the entire understanding between Hague, Solterra and the Noteholders relating to the subject hereof and thereof, and all prior agreements, negotiations and discussions are merged into it.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

If the foregoing correctly sets forth our letter agreement please acknowledge your acceptance of this letter agreement by signing and returning a copy of this letter agreement to the undersigned.

This letter agreement may be executed by the parties hereto in counterpart.  This letter agreement and all such counterparts so executed taken together shall be deemed to constitute one and the same instrument.

Very truly yours, HAGUE CORP.

By:	/s/ Stephen Squires
Stephen Squires
Chief Executive Officer

SOLTERRA RENEWABLE TECHNOLOGIES, INC.

By:  /s/ Stephen Squires

Stephen Squires
Chief Executive Officer

ACCEPTED AND AGREED:

MKM OPPORTUNITY MASTER FUND, LTD.

By:  /s/ David Skriloff

David Skriloff
Portfolio Manager

MKM SP1, LLC

By:  /s/ David Skriloff

David Skriloff
Portfolio Manager

STEVEN POSNER IRREVOCABLE TRUST U/T/A
DATED JUNE 17, 1965

By:  /s/ Steven Posner

Steven Posner
Trustee

For Purposes of Section 1(c) Only:

/s/ Steven Posner

Steven Posner

For Purposes of Section 1(d) Only:

OCEANUS CAPITAL LLC

By:  /s/ Scott F. Koch

Scott F. Koch, Managing Director

/s/ Scott F. Koch

Scott F. Koch, Individually

 /s/ Richard Chancis, Individually

 Richard Chancis, Individually

For Purposes of Section 1(e) Only:

SOUND CAPITAL, INC.

By: /s/ Richard Chancis, Individually

Richard Chancis, President